Exhibit 10.31

AMENDMENT 2021-2

MERCURY GENERAL CORPORATION PROFIT SHARING PLAN

WHEREAS, Mercury General Corporation (the “Company”) maintains the Mercury General Corporation Profit Sharing Plan (the “Plan”);

WHEREAS, pursuant to Section 9.1 of the Plan, the Company is authorized to amend the Plan; and

WHEREAS, the Company desires to add an after-tax contribution feature to the Plan, and to expand the availability of in-Plan Roth conversions.

NOW, THEREFORE, the Plan is amended, effective August 1, 2021, as follows:

1. Section 1.2 of the Plan is amended by revising the definition of “‘Account’ or ‘Accounts’” thereunder to read as follows:

“‘Account’ or ‘Accounts’ shall mean Company Contributions Accounts, Compensation Deferral Accounts, Roth Deferral Accounts, Employer Matching Contributions Accounts, ESOP Accounts, AFI Matching Contributions Accounts, Rollover Accounts, In-Plan Roth Conversion Accounts and After-Tax Contributions Accounts.”

2. Section 1.2 of the Plan is further amended by adding the following new definitions of “After-Tax Contributions” and “After-Tax Contributions Account” immediately following the definition of “Acquisition Loan” thereunder, to read as follows:

“‘After-Tax Contributions’ shall mean contributions that an employee elects to contribute to the Plan on an after-tax basis, and are includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made an After-Tax Contribution election.

‘After-Tax Contributions Account’ shall mean the Account maintained by the Committee for each Participant that is to be credited with payments to the Plan attributable to the Participant’s After-Tax Contributions that are credited to this Account in accordance with Section 3.2, together with the allocations thereto as required by the Plan.”

3. Section 2.2(b)(6) of the Plan is amended to read as follows:

“(6) No Discrimination Testing. The limitations on Compensation Deferrals in Section 3.6 and on Employer Matching Contributions in Section 3.7 shall not apply commencing January 1, 2008. However, commencing August 1, 2021, the limitations of Section 3.7A shall apply to After-Tax Contributions.”

4. Section 3.2 of the Plan is amended to read as follows:

“3.2 Compensation Deferrals and After-Tax Contributions.

(a) Election to Defer.

Effective August 1, 2021, each Participant who meets the requirements of Section 2.1(b) may elect Compensation Deferrals and/or After-Tax Contributions in the manner prescribed by the Committee in whole percentages from 1% to 80% of the Participant’s Compensation for each payroll period, subject to the limitations in Sections 3.1, 3.5, 3.6 and 5.1, and subject further to the limitation that a Participant’s After-Tax Contributions for a Plan Year cannot exceed the dollar limitation described in Section 5.1(b) for the Plan Year, reduced by (1) the Compensation Deferral limitation described in Section 3.5 for the Plan Year, and further reduced by (2) the Company Matching Contribution that would apply in the event the Compensation Deferral limitation in Section 3.5 is attained. Compensation Deferrals shall be credited to the Participant’s Compensation Deferral Account (except that Compensation Deferrals that are designated by the Participant as Roth Deferrals shall be credited to the Participant’s Roth Deferral Account instead of the Compensation Deferral Account), After-Tax Contributions shall be credited to the Participant’s After-Tax Contributions Account, and each shall be made in accordance with rules established by the Committee. The Committee may require or permit elections by means of electronic media in accordance with Section 2.6.

At the time of making a Compensation Deferral election, a Participant shall indicate whether all or a portion of the Compensation Deferral is a Roth Deferral. Roth Deferrals are treated by the Company as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a Compensation Deferral election. Contributions and withdrawals of Roth Deferrals will be credited and debited to the Roth Deferral Account maintained for each Participant. The Plan will maintain a record of the amount of Roth Deferrals in each Participant’s Roth Deferral Account. Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Deferral Account and the Participant’s other Accounts under the Plan. No contributions other than Roth Deferrals and properly attributable earnings will be credited to each Participant’s Roth Deferral Account. To the extent that a Participant’s Compensation Deferrals are made under the automatic enrollment provisions of Section 2.2(b), the Participant’s Compensation Deferrals shall be treated as pre-tax Compensation Deferrals, absent a different election by the Participant.

(b) Change in Percentage or Suspension of Compensation Deferrals and/or After-Tax Contributions.

A Participant’s Compensation Deferral percentage and/or After-Tax Contribution percentage will remain in effect, notwithstanding any change in Compensation, until the Participant elects to change the percentage. A Participant may elect at any time to suspend all Compensation Deferrals and/or After-Tax Contributions, provided he files an election in the manner prescribed by the Committee. The Committee may require or permit elections by means of electronic media in accordance with Section 2.6. After the Committee receives a Participant’s written election to suspend Compensation Deferrals and/or After-Tax Contributions, such election shall be effective as soon as administratively feasible. A Participant may elect to change or to resume his Compensation Deferrals and/or After-Tax Contributions as of the first day of any month upon prior notice to the Committee.

(c) Status of Compensation Deferrals.

To make Compensation Deferrals under this Section, the Company will reduce the Participant’s Compensation in the amount authorized by the Participant and make a contribution to the Trustee equal to such reduction, along with any After-Tax Contributions elected by the Participant, as of the earliest date on which such amounts can reasonably be segregated from the Company’s general assets; provided, however, that such contributions shall be made no later than the fifteenth business day of the month following the date on which such amount would otherwise have been payable to the Participant in cash, or as of such earlier or later date (in the case of any available extensions of time) as may be required or permitted by regulations issued pursuant to ERISA. Compensation Deferrals constitute Company contributions under the Plan and are intended to qualify as elective contributions under Code Section 401(k).

(d) General Limitations on Compensation Deferrals and After-Tax Contributions.

As of the last day of the Plan Year, the Committee shall determine the amount of Compensation Deferrals in excess of those permitted under Section 3.6 of the Plan, and any excess shall be distributed to the Participant responsible for the excess Compensation Deferral, in accordance with the Code, Treasury Regulations and Section 3.6(d). In addition, as of the last day of the Plan Year, the Committee shall determine the amount of After-Tax Contributions in excess of those permitted under Section 3.7A of the Plan, and any excess shall be distributed to the Participant responsible for the excess After-Tax Contributions, in accordance with the Code, Treasury Regulations and Section 3.7A(d).”

4. Section 3.3(a) of the Plan is amended by adding the following sentence at the end thereof:

“In no event shall Employer Matching Contributions be made with respect to a Participant’s After-Tax Contributions.”

5. Section 3.4(e) of the Plan is amended to read as follows:

(e) In-Plan Roth Conversions.

To the extent permitted under this Section 3.4(e), a Participant described in this Section 3.4(e) may elect that any vested portion of his Accounts (other than his Roth Deferral Account) be designated as an In-Plan Roth Conversion. Any such election shall be irrevocable. No withdrawals may be taken under this Section 3.4(e), and any converted amounts that are not otherwise distributable, as referred to in Code Section 402A(c)(4)(E), shall remain subject to any applicable restrictions on distribution notwithstanding the conversion. However, nothing in this Section 3.4(e) shall limit withdrawals that are expressly permitted under other provisions of the Plan. The Committee may establish rules and procedures governing elections under this Section 3.4(e), including but not limited to the frequency of elections, required forms and deadlines.”

6. A new Section 3.7A is added to the Plan immediately following Section 3.7, to read as follows:

“3.7A Section 401(m) Limitations on After-Tax Contributions.

(a) For each Plan Year, a contribution percentage will be determined for each Participant equal to the ratio of the total amount of the Participant’s After-Tax Contributions allocated under Section 3.2 for the Plan Year divided by the Participant’s Compensation in the Plan Year. For purposes of this Section 3.7A, ‘Compensation’ shall meet the requirements of Section 414(s) of the Code and Treasury regulations thereunder, and shall include qualified transportation fringes and elective or salary reduction contributions to a cafeteria plan or cash or deferred arrangement other than a tax-sheltered annuity under Code Section 403(b). An Employee’s Compensation taken into account for this purpose shall be limited to Compensation received during the Plan Year while the Employee is a Participant. Except as otherwise provided in this Section 3.7A(a), with respect to Participants for whom there were no After-Tax Contributions under this Plan, such contribution percentage will be zero.

(b) The average of the contribution percentages for Highly Compensated Employees (‘High Average’) when compared with the average of the contribution percentages for non-Highly Compensated Employees (‘Low Average’) in the preceding Plan Year must meet one of the following requirements:

(1) The High Average is no greater than 1.25 times the Low Average; or

(2) The High Average is no greater than two times the Low Average, and the High Average is no greater than the Low Average plus two percentage points.

All contributions that are made under two or more plans that are aggregated for purposes of Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A) of the Code) shall be treated as made under a single plan. Further, if this Plan and one or more other plans are permissively aggregated for purposes of Section 401(m) of the Code, such aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. The contribution percentage of a Highly Compensated Employee who is eligible to participate in more than one plan maintained by the Company or Related Company to which After-Tax Contributions are made shall be calculated by treating all plans subject to Section 401(m) of the Code under which the Highly Compensated Employee is eligible to participate (other than those that may not be permissively aggregated) as a single plan.

(c) If, pursuant to the estimates by the Committee under (a) above, the contribution percentage for any Plan Year (or calendar quarter) for Highly Compensated Employees exceeds the limits established in (b) then the Committee may elect, at its discretion, to pursue either of the following courses of action or any combination thereof:

(1) the vested portion of such excess contributions for such Plan Year (or calendar quarter) (determined as of the Anniversary Date immediately preceding the allocation of such excess contributions), and the earnings attributable to the vested portion of such excess contributions through the date of distribution, may be distributed to the Highly Compensated Employees whose Accounts are being reduced. The vested portion of any excess contributions, together with any earnings attributable thereto through the end of the Plan Year to which such excess amounts relate, shall be distributed to the Participant within the 2-1/2 month period following the close of the Plan Year to the extent feasible, and in all events no later than 12 months after the close of the Plan Year. Failure to correct any excess contributions within the 2-1/2 month period following the close of the Plan Year shall result in the excise tax described in Code Section 4979 and Treasury Regulations thereunder. The earnings attributable to the vested portion of any excess contributions shall be determined in accordance with Treasury Regulations.

(2) The Committee may authorize a suspension or reduction of After-Tax Contributions made pursuant to Section 3.2 in accordance with rules promulgated by the Committee. These rules may include provisions authorizing the suspension or reduction of After-Tax Contributions above a specified dollar amount or percentage of Compensation.

(d) Excess After-Tax Contributions shall be determined by the Committee in accordance with this Section 3.7A(d). The Committee shall calculate a tentative reduction amount to the After-Tax Contributions made with respect to the Highly Compensated Employee(s) with the highest contribution percentage equal to the amount which, if it were actually reduced, would enable the Plan to meet the limits in (b) above or to cause the contribution percentage of such Employee(s) to equal the contribution percentage of the Highly Compensated Employee(s) with the next-highest contribution percentage. The process in the preceding sentence shall be repeated until the Plan satisfies the limits in (b) above. The aggregate amount of the tentative reduction amounts in the preceding sentence shall constitute ‘Refundable Participant Contributions.’ The entire aggregate amount of the Refundable Participant

Contributions shall be refunded to Highly Compensated Employees. The amount to be refunded to each Highly Compensated Employee (which shall constitute his excess After-Tax Contributions) shall be determined as follows: (i) the After-Tax Contributions made with respect to the Highly Compensated Employee(s) with the highest dollar amount of After-Tax Contributions shall be refunded to the extent that there are Refundable Participant Contributions or to the extent necessary to cause the dollar amount of After-Tax Contributions of such Highly Compensate Employee(s) to equal the dollar amount of After-Tax Contributions made with respect to the Highly Compensated Employee(s) with the next-highest After-Tax Contributions, and (ii) the process in the foregoing clause shall be repeated until the total amount of After-Tax Contributions refunded equals the total amount of Refundable Participant Contributions. The earnings attributable to excess contributions will be determined in accordance with Treasury Regulations. Income on excess amounts as described in the preceding sentence shall be calculated only through the end of the Plan Year to which such excess amounts relate.”

7. Section 6.1 of the Plan is amended to read as follows:

“6.1 Fully Vested Accounts.

A Participant’s Compensation Deferral Account, Roth Deferral Account, Rollover Account, In-Plan Roth Conversion Account and After-Tax Contributions Account shall be 100% vested and nonforfeitable.”

8. Section 7.1(b)(1) of the Plan is amended to read as follows:

“(1) is the amount credited to such Participant’s Compensation Deferral Account, Roth Deferral Account, In-Plan Roth Conversion Account, Rollover Account, AFI Matching Contributions Account and After-Tax Contributions Account as of the most recent Valuation Date preceding the liquidation of the Account for distribution, and”

9. Section 7.2(a) of the Plan is amended through the first colon thereunder to read as follows:

“(a) Subject to the approval of the Committee and guidelines promulgated by the Committee, withdrawals from the Participant’s Compensation Deferral Account (including earnings thereon), Company Contributions Account, Employer Matching Contributions Account, ESOP Account, Rollover Account and After-Tax Contributions Account (collectively, his ‘Accounts’) may be permitted, subject to the approval of the Committee and guidelines promulgated by the Committee, to meet a financial hardship resulting from:”

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment 2021-2 to the Plan this 16th day of June, 2021.

MERCURY GENERAL CORPORATION

By: /s/ Theodore R. Stalick

Its: SVP-CFO